Exhibit 4.8

                                DELTATHREE, INC.
                  2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1.       Purposes

The purposes of this deltathree, Inc. 2004 Non-Employee Director Stock Option Plan (the "Plan") are to enable the Company to attract, retain and motivate the best qualified directors and to enhance a long-term mutuality of interest between the directors and stockholders of the Company by granting them options to purchase the Company's shares. This plan replaces the previous 1999 Directors' Compensation Plan (the "1999 Plan").

2.       Definitions

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably, and that each encompasses the others.

         "Affiliate" shall mean a corporation which is a parent or subsidiary of the Company, direct or indirect.

         "Award" shall mean any Option or Share awarded under the Plan.

         "Board" shall mean the Board of Directors of the Company.

         "Class A Common Stock" shall mean the Class A common shares of the Company, par value $.001 per share.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean deltathree, Inc., a Delaware corporation, and any successor thereto.

         "Eligible Director" shall mean the Chairman of the Board (so long as such person receives no compensation for his services to the Company or any of its subsidiaries other than as a non-executive Chairman) and any director of the Company who is not an employee of the Company or any of its subsidiaries.

         "Fair Market Value" of a Share of Common Stock shall mean:

                           (1) If the Common Stock is listed on a national
securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding the applicable date;

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                           (2) If the Common Stock is not traded on a national
securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded immediately preceding the applicable date; and

                           (3) If the Common Stock is neither listed on a
national securities exchange nor traded in the over-the-counter market, such value as the Board, in good faith, shall determine.

         "Guidelines for Board Service" shall mean the description of duties that each Eligible Director must perform during his or her term of service as a member of the Board. Such Guidelines will be proposed by the Executive Committee of the Board, and ratified by the Board prior to the annual meeting of stockholders each year, beginning with the 2004 annual meeting of stockholders.

         "Option" shall mean the right to purchase Shares at a stated price for a specified period of time. For purposes of the Plan, the Options are nonstatutory stock options and are not intended to qualify under Section 422 of the Code.

         "Share" shall mean a share of Class A Common Stock.

3.       Effective Date

The effective date of the Plan (the "Effective Date") shall be the date on which the Plan is approved by the stockholders of the Company.

4.       Administration

         (a) Powers of the Board. This Plan shall be administered by the Board. The Board may delegate its powers and functions hereunder to a duly appointed committee of the Board. The Board shall have full authority to interpret this Plan; to establish, amend and rescind rules for carrying out this Plan; to administer this Plan; to incorporate in any option agreement such terms and conditions, not inconsistent with this Plan, as it deems appropriate; to construe the respective option agreements and this Plan; and to make all other determinations and to take such steps in connection with this Plan as the Board, in its discretion, deems necessary or desirable for administering this Plan. All expenses incurred in the administration of the Plan, including, but not limited to, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

         (b) Disinterested Status. Notwithstanding the foregoing, neither the Board, any committee thereof nor any person designated pursuant to (c) below shall take any action that would cause any director who is a "Non-Employee Director" for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as then in effect or any successor provisions ("Rule 16b-3"), to cease to be a "Non-Employee Director," with regard to this Plan or


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any other stock option or other equity plan of the Company. In particular, neither the Board nor any committee thereof shall have any discretion as to

                  (i) the selection of Eligible Directors as eligible to receive awards pursuant to the Plan; or

                  (ii) the number of Shares subject to Options awarded pursuant to Section 6.

         (c) Delegation. The Board may designate the Secretary of the Company, other officers or employees of the Company or competent professional advisors to assist the Board in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents on its behalf.

         (d) Agents and Indemnification. The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. No member or former member of the Board or any committee thereof or any person designated pursuant to paragraph (c) above shall be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and Bylaws, each member or former member of the Board or any committee thereof or any person designated pursuant to (c) above shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees, which shall be paid by the Company when incurred) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan, unless arising out of such person's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the Bylaws of the Company.

5.       Shares; Adjustment upon Certain Events

         (a) Shares Available. Shares to be issued under this Plan shall be made available, at the discretion of the Board, either from authorized but unissued Shares or from issued Shares reacquired by the Company. The aggregate number of Shares that may be issued under this Plan shall not exceed (a) 351,216 Shares (which represents 600,000 Shares reserved under the 1999 Plan less the amount of Shares represented by Options previously granted under the 1999 Plan and previously exercised and/or outstanding as of September 28, 2004) plus (b) such additional Shares as are represented by Options previously granted under the 1999 Plan which are cancelled or expire after the date of stockholder approval of this Plan without delivery of shares of stock by the Company, except as provided in this Section. Shares subject to any Option granted hereunder, or under the 1999 Plan, which expire or are terminated or canceled prior to exercise will be available for future grants under the Plan.

         (b) No Limit on Corporate Action. The existence of this Plan and Shares granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital


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structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting common shares, the dissolution or liquidation of the Company or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding.

         (c) Adjustments upon Certain Events. In the event of any Share dividend or Share split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change, the aggregate number of Shares available for Options under
Section 5(a) or subject to outstanding Options, the number of Shares underlying any outstanding Option Awards or future Option Awards pursuant to Section 6 and the respective prices applicable to outstanding Options shall be appropriately adjusted.

         (d) No Adjustment If Value Received. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Options underlying any outstanding Option Awards or future Option Awards pursuant to Section 6.

6.       Option Awards

          (a) Initial Option Awards. Each individual who becomes an Eligible Director after the Effective Date shall be automatically granted an Option to purchase ten thousand (10,000) shares of Common Stock ("Initial Option Award") on the date such Eligible Director joins the Board.

         (b) Subsequent Option Awards. On the first business day after each annual meeting of stockholders of the Company occurring during the term of the Plan commencing with the annual meeting of stockholders in 2004, each Eligible Director who meets the Guidelines for Board Service and who continues to be an Eligible Director following such annual meeting shall automatically be granted an Option to purchase ten thousand (10,000) shares of Common Stock (a "Subsequent Option Award"); provided that no Subsequent Option Award shall be made to any Eligible Director who has not served as a director of the Company, as of the time of such annual meeting, for at least six (6) months.

         (c) Committee Chairman Awards.

                  (i) Each Eligible Director who is appointed as chairman of a standing committee of the Board after the Effective Date (and has not served as the chairman of such committee immediately prior to the appointment) shall be automatically granted an Option to purchase ten thousand (10,000) shares of Common Stock ("Initial Committee Chairman Award") on the date of such appointment.


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                  (ii)     Each Eligible Director who serves as a chairman of
                           the full Board or of a standing committee of the Board other than the audit committee, and who meets the Guidelines for Board Service, immediately following each annual meeting of the Company's stockholders, commencing with the annual meeting of the Company's stockholders in 2004, shall be granted an Option to purchase an additional ten thousand (10,000) shares of Common Stock (a "Committee Chairman Award"); provided that: (1) no Committee Chairman Award shall be made to any Eligible Director who has not served as a director of the Company, as of the time of such annual meeting, for at least six
                           (6) months, and (2) no Committee Chairman Award shall be made to any Eligible Director who has received a Committee Chairman award for such service on the same committee within the past six (6) months. Each such Committee Chairman Award shall be made on the first business day after each annual stockholders' meeting in question.

         (d) Audit Committee Service Awards.

                  (i) Each Eligible Director who is appointed as a member of the audit committee of the Board after the Effective Date (and has not served as a member of the audit committee immediately prior to the appointment) shall be automatically granted an Option to purchase ten thousand (10,000) shares of Common Stock ("Initial Audit Committee Award") on the date of such appointment.

                  (ii) Each Eligible Director who serves as a member of the audit committee of the Board, and who meets the Guidelines for Board Service, immediately following each annual meeting of the Company's stockholders, commencing with the annual meeting of the Company's stockholders in 2004, shall be granted an Option to purchase an additional ten thousand (10,000) shares of Common Stock (an "Audit Committee Service Award"); provided that: (1) no Audit Committee Service Award shall be made to any Eligible Director who has not served as a director of the Company, as of the time of such annual meeting, for at least six (6) months, and (2) no Audit Committee Award shall be made to any Eligible Director who has received an Audit Committee award for such service within the past six (6) months. In addition, the chairman of the audit committee of the Board shall be granted an additional Option to purchase five thousand (5,000) shares of Common Stock (an "Audit Committee Chairman Award"). Each such Audit Committee Service Award and Audit Committee Chairman Award shall be made on the first business day after each annual stockholders' meeting in question.

         (e) Annual Limitation. Notwithstanding the foregoing, an Eligible Director shall receive a maximum of Options to purchase thirty thousand (30,000) shares of Common Stock during any single calendar year.


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

         (f) Option Agreement. Options shall be evidenced by a written or electronic option agreement embodying the terms of this Section 6.

         (g) Exercise Price. The exercise price per share of Common Stock of each Option granted pursuant to this Plan shall be equal to the Fair Market Value per Share on the date of grant.

         (h) Option Term. If not previously exercised, each Option shall expire on the earlier of (i) the tenth (10th) anniversary of the date of the grant thereof and (ii) on the first anniversary of the termination of the Eligible Director's status as a director of the Company.

         (i) Exercisability. Each Initial and Subsequent Option Award, Initial Committee Chairman Award, Committee Chairman Option Award, Initial Audit Committee Award, Audit Committee Service Award and Audit Committee Chairman Award granted under this Plan shall become fully vested and exercisable on the first anniversary of the date of grant.

         (j) Procedure for Exercise. An Eligible Director electing to exercise one or more Options shall give written notice to the Secretary of the Company of such election and of the number of Shares he has elected to purchase. Shares purchased pursuant to the exercise of Options shall be paid for at the time of exercise in cash or by delivery to the Company of unencumbered Shares owned by the Eligible Director for at least six (6) months (or such longer period as is required by applicable accounting standards to avoid a charge to earnings), having a value equal to the aggregate exercise price of the Options based on the closing price of the Shares on the date of exercise, or a combination thereof. Upon receipt of payment, the Company shall deliver to the Eligible Director as soon as practicable a certificate or certificates for the Shares then purchased.

         (k) Termination of Director Status. If an Eligible Director ceases to serve as a member of the Board for any reason, (resignation, failure to stand for reelection or failure to be reelected), any Option granted to such Eligible Director may be exercised, to the extent it was exercisable at such date of termination, within one year following the Eligible Director's termination of service or prior to the expiration date of the term of the Option, whichever period is shorter.

         (l) Change in Control. Notwithstanding anything to the contrary in the Plan, Options granted pursuant to the Plan will become exercisable in full upon a "change in control." For purposes of this Section, a "change in control" shall arise if, at any time while the Eligible Director is a member of the Company's Board of Directors any one or more of the following events occurs:

                 (i) The Company is merged, consolidated or reorganized into or with another corporation, or other entity and, as a result thereof, less than 50% of the outstanding stock or other capital interests of the surviving, resulting or acquiring corporation, person, or other entity is owned, in the aggregate, by the stockholder or stockholders of the Company immediately prior to such merger, consolidation or reorganization; or

                 (ii) The Company sells all or substantially all of its business or assets (or both) to any other corporation, person, or other entity, less than 50% of the outstanding, voting stock or other capital


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         interests of which are owned, in the aggregate, by the stockholders of the Company, directly or indirectly, immediately prior to or after such sale.

                 (iii) Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a Person who is an Affiliate as of the Effective Date becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve.

7.       Transferability of Awards

No Award shall be transferable by the Eligible Director otherwise than by will or under the applicable laws of descent and distribution, unless such transfer shall be (a) acceptable under Rule 16b-3 and is approved by the Board or its authorized delegate or (b) if the Option agreement pursuant to which an Award is made so provides, by gift or domestic relations order, to (i) the spouse, children or grandchildren of such Eligible Director (collectively, "Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, or (iii) a partnership or limited liability company in which such Family Members and trusts for the exclusive benefit of such Family Members are the only partners or members, as the case may be. In addition, no Award shall be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise) and no Award shall be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate any Award, or in the event of any levy upon any Award by reason of any attachment or similar process, in either case contrary to the provisions hereof, such Award shall immediately become null and void.

8.       Rights as a Stockholder

An Eligible Director (or a permitted transferee of an Option) shall have no rights as a stockholder with respect to any Shares covered by his Option until he shall have become the holder of record of such Share(s), and no adjustments shall be made for dividends in cash or other property or distribution or other rights in respect to any such Shares, except as otherwise specifically provided for in this Plan.

9.       Determinations

Each determination, interpretation or other action made or taken pursuant to the provisions of this Plan by the Board shall be final and binding for all purposes and upon all persons, including, without limitation, the Company, the directors, officers and other employees of the Company, the Eligible Director and the respective heirs, executors, administrators, personal representatives and other successors in interest of such persons.


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10.      Termination, Amendment and Modification

         (a) Termination and Amendment. This Plan shall terminate at the close of business on September 23, 2014, unless sooner terminated by action of the Board or stockholders of the Company, and no Awards shall be granted under this Plan thereafter. The Board at any time or from time to time may amend this Plan to effect (i) amendments necessary or desirable in order that this Plan and the Awards shall conform to all applicable laws and regulations and (ii) any other amendments deemed appropriate. Notwithstanding the foregoing, (i) the provisions of the Plan relating to (A) the number of Shares to be granted under the Plan or subject to any Option Award granted to any Eligible Director, (B) the timing of any Award and (C) the material terms of any such Option Award (including, without limitation, the time of any such grant) may not be amended without the approval of the Company's stockholders and (ii) the Board may not effect any amendment that would require the approval of the stockholders of the Company under any applicable laws or the listing requirements of The Nasdaq Stock Market (if applicable to the Company at the time such amendment is adopted or will be effective) unless such approval is obtained.

         (b) No Effect on Existing Rights. Except as otherwise required by law, no termination, amendment or modification of this Plan may, without the consent of an Eligible Director or the permitted transferee of an Award, alter or impair the rights and obligations arising under any then outstanding Award held by such Eligible Director or the permitted transferee.

11.      Non-Exclusivity

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, payments of cash amounts related to the tax liabilities arising directly or indirectly from the issuance of Shares in respect of an Option Award granted to an Eligible Director hereunder.

12.      General Provisions

         (a) No Right to Serve as a Director. This Plan shall not impose any obligations on the Company to retain any Eligible Director as a director nor shall it impose any obligation on the part of any Eligible Director to remain as a director of the Company, provided that each Eligible Director by accepting each Award shall represent to the Company that it is his good faith intention to continue to serve as a director of the Company until the next annual meeting of stockholders and that he agrees to do so unless a change in circumstances arises.

         (b) No Right to Particular Assets. Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Eligible Director, the executor, administrator or other personal representative or designated beneficiary of such Eligible Director, or any other persons. Any reserves that may be established by the Company in connection with this Plan shall continue to be part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to an Eligible Director. To the extent that any Eligible Director or his executor, administrator, or other personal representative, as the case may be,


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acquires a right to receive any payment from the Company pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

         (c) Beneficiary Designation. Each Eligible Director under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Eligible Director, shall be in a form prescribed by the Company, and will be effective only when filed by the Eligible Director in writing with the Company during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Eligible Director's death shall be paid to or exercised by the Eligible Director's surviving spouse, if any, or otherwise to or by his estate.

         (d) Listing of Shares and Related Matters. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares covered by this Plan upon any national securities exchange or under any United States or non-United States federal, state or other law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares under this Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board. The Company, in its discretion, may require an Eligible Director to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to any person with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

         (e) Issuance of Stock Certificates; Legends. Upon any exercise of an Option and payment of the exercise price thereof and upon the issuance of Shares pursuant to this Plan, a certificate or certificates for the Shares shall be issued by the Company in the name of the person or persons exercising such Option or receiving such Shares and shall be delivered to or upon the order of such person or persons. Certificates for Shares issued upon exercise of an Option or otherwise hereunder shall bear such legend or legends as the Board, in its discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act of 1933, as amended, or to implement the provisions of any agreements between the Company and the Eligible Director with respect to such Shares.

         (f) Withholding Taxes. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of the issuance of Shares under the Plan, including requiring an Eligible


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Director to reimburse the Company for any taxes required to be withheld or otherwise deducted and paid by the Company in respect of the issuance of Shares.

         (g) Notices. Each Eligible Director shall be responsible for furnishing the Board with the current and proper address for the mailing of notices and delivery of agreements and Shares. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Eligible Director furnishes the proper address.

         (h) Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

         (i) Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Board, the Company and other parties with respect thereto.

         (j) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

         (k) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

         (l) Governing Law. This Plan shall be construed and enforced according to the laws of the State of New York.


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